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SIMON MATTRESS CO. JOINS SLEEPMASTER L.L.C.

         Linden, New Jersey-- Sleepmaster L.L.C. ("Sleepmaster"), located in Linden, New Jersey, has acquired the stock of Simon Mattress Manufacturing Co. ("Simon Mattress Co."), a Serta licensee. Simon Mattress Co. will continue to operate under its current management, with Donald Stewart Simon, Jr., as president and CEO.
         Charlie Schweitzer, president and CEO of Sleepmaster, said of the acquisition:
         "With this merger, Sleepmaster takes on tremendous geographic diversification, with eight manufacturing facilities serving 18 states. We are enthusiastic about the opportunity to do business in Northern California and the Pacific Northwest, two of the fastest growing areas for the mattress industry. Over the years, the Simon family has made considerable contributions to Serta and the industry. We are eager to maintain its rich heritage and to grow as a combined entity," concluded Schweitzer.
         Including the acquisition of Simon Mattress Co., Sleepmaster will have more than one million square feet of manufacturing space and annual sales in excess of $300 million.
         Don Stewart Simon, Jr., president and CEO of Simon Mattress Co., noted the advantages of the combined companies in today's competitive marketplace:
         "Since 1906, our family business has prospered in the Northern California and Northwest regions. Today, as part of the Sleepmaster organization, we will be able to make Serta an even more formidable and competitive force in our marketplaces."
         With the addition of Simon Mattress Co., Sleepmaster is the largest Serta licensee in the United States and has plants in Linden, New Jersey; Palm Beach, Florida; Cincinnati, Ohio; Lancaster, Pennsylvania; Toronto, Ontario, Canada; San Francisco, California; Seattle, Washington; and Honolulu, Hawaii.